Exhibit 23.5

[RYDER SCOTT LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about February 28, 2006, of information from our reserve report dated February 25, 2005, entitled “Chesapeake Energy Corporation—Estimated Future Reserves and Income Attributable to Certain Leasehold Interests as of December 31, 2004.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 24, 2006